Exhibit 99.1

PILLARSTONE CAPITAL REIT OPERATING PARTNERSHIP LP

Statements of Revenues and Certain Operating Expenses

For the Years Ended December 31, 2016 and 2015
with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
Pillarstone Capital REIT:

We have audited the accompanying Statement of Revenues and Certain Operating Expenses (the “Historical Summary”) of the fourteen properties acquired by Pillarstone Capital REIT (the “Company”) on December 8, 2016 (the “Properties”) for the years ended December 31, 2016 and 2015. This Historical Summary is the responsibility of the Company and management of the Properties. Our responsibility is to express an opinion on this Historical Summary based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. The Properties are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Historical Summary presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Historical Summary was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K/A of Pillarstone Capital REIT and is not intended to be a complete presentation of the Properties’ revenue and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the Revenues and Certain Operating Expenses of the Properties for the years ended December 31, 2016 and 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
March 22, 2017

PILLARSTONE CAPITAL REIT OPERATING PARTNERSHIP LP
STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
For the Years Ended December 31, 2016 and 2015
(in thousands)

	Year Ended December 31,
	2016	2015
Revenues:
Rental income	$13,528	$13,254
Other income	2,328	2,591
Total revenue	15,856	15,845

Certain operating expenses:
Operating expenses	4,533	4,959
Real estate taxes	2,320	2,438
Interest expense	2,062	2,167
Total certain operating expenses	8,915	9,564

Excess of revenues over certain operating expenses	$6,941	$6,281

See accompanying notes to statements of revenues and certain operating expenses.

PILLARSTONE CAPITAL REIT OPERATING PARTNERSHIP LP
NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
For the Years Ended December 31, 2016 and 2015

1.  BUSINESS

Pillarstone Capital REIT Operating Partnership LP, a Delaware limited partnership, together with its subsidiaries, (collectively, the “Partnership,” “Pillarstone OP,” “we,” “our,” or “us”), was formed on September 23, 2016 to conduct substantially all of the operations for its sole general partner, Pillarstone Capital REIT (“Pillarstone” or the “General Partner”). Pillarstone is a Maryland Real Estate Investment Trust ("REIT") engaged in investing in, owning and operating commercial properties. Future real estate investments may include (i) acquisition and development of retail, office, office warehouse, industrial, multifamily, hotel, and other commercial properties, (ii) acquisition of or merger with a real estate investment trust or real estate operating company and (iii) joint venture investments. Excess funds can be invested in cash equivalents depending on market conditions. As of December 31, 2016, we owned 14 commercial properties in and around Dallas-Fort Worth and Houston.

In assessing the Partnership, we considered the Partnership's revenue sources including those that have been affected and are expected to be affected in the future by factors including, but not limited to, demand, supply and competitive factors present in the local and national markets for retail properties and the ability of tenants to make payments when due. We also considered the Partnership's expenses including, but not limited to, utility costs, tax rates and other expenses, and the portion of such expenses that may be recovered from tenants.

2.  BASIS OF PRESENTATION

The Statements of Revenues and Certain Operating Expenses (the “Historical Summary”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and is not intended to be a complete presentation of the Partnership's revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and requires management to make estimates and assumptions that affect the reported amounts of the revenue and expenses during the reporting period. Actual results may differ from those estimates.

3. REVENUE

The Partnership leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases may include provisions under which the Partnership is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

Although certain leases may provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, rental income is recognized for the full period of occupancy on the straight-line basis.

The weighted average remaining lease terms for tenants at the Partnership was 2.3 years as of December 31, 2016. Minimum rents to be received from tenants under operating leases, exclusive of tenant expense recoveries, as of December 31, 2016, were as follows (in thousands):

Years Ended December 31,	Minimum Future Rents
2017	$12,523
2018	8,612
2019	5,854
2020	4,465
2021	3,089
Thereafter	13,615
Total	$48,158

PILLARSTONE CAPITAL REIT OPERATING PARTNERSHIP LP
NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
For the Years Ended December 31, 2016 and 2015

No tenant individually comprised more than 2.8% of the annualized base rental income of the Partnership as of December 31, 2016.

4. CERTAIN OPERATING EXPENSES

Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Partnership. Repairs and maintenance expenses are charged to operations as incurred. Expenses such as depreciation and amortization are excluded from the accompanying Historical Summary.

5. SUBSEQUENT EVENTS

The Partnership has evaluated all events and transactions that occurred through March 22, 2017, the date the financial statements were available to be issued, and are not aware of any events that have occurred that would require additional adjustments to or disclosures in the Historical Summary.

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